Exhibit (d)(24)

The Prudential Series Fund, Inc.

SP Deutsche International Equity Portfolio

Subadvisory Agreement

Agreement made as of this 6th day of January, 2003 between Prudential Investments LLC (“PI” or “the Manager”), a New York limited liability company, and Deutsche Asset Management Investment Services Limited, a corporation organized and existing under the laws of England and Wales and regulated by the Financial Services Authority in the United Kingdom (“FSA”) (“DeAMIS” or “the Subadviser”).

WHEREAS, the Manager has entered into a Management Agreement, as most recently amended and restated as of September 5, 2002 (the “Management Agreement”), with The Prudential Series Fund, Inc. (the “Fund”), a Maryland corporation and a diversified, open-end management investment company registered under the Investment Company Act of 1940 as amended (the “1940 Act”), pursuant to which PI acts as Manager of the Fund; and

WHEREAS, PI desires to retain the Subadviser to provide investment advisory services to the Fund and one or more of its series as specified in Schedule A hereto (individually and collectively, with the Fund, referred to herein as the Fund) and to manage such portion of the Fund as the Manager shall from time to time direct, and the Subadviser is willing to render such investment advisory services; and

NOW, THEREFORE, the Parties agree as follows:

1.  (a) Subject to the supervision of the Manager and the Board of Directors of the Fund, the Subadviser shall manage such portion of the Fund’s portfolio (the “Portfolio”), including the purchase, retention and disposition thereof, in accordance with the Fund’s investment objectives, policies and restrictions as stated in the Prospectus (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”), and subject to the following understandings:

(i)  The Subadviser shall provide supervision of such portion of the Fund’s investments as the Manager shall direct and shall determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Fund, and what portion of the assets will be invested or held uninvested as cash.

(ii)  In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the investment objectives and investment guidelines for the Portfolio as set forth in copies of the Articles of Incorporation, By-Laws and Prospectus of the Fund provided to it by the Manager (the “Fund Documents”) and with the instructions and directions of the Manager and of the Board of Directors of the Fund, cooperate with the Manager’s (or its designee’s) personnel responsible for monitoring the Fund’s compliance and will conform to and comply with the requirements of the 1940 Act, the Investment Advisers Act of 1940, as amended, and the Internal Revenue Code of 1986, as amended. In connection therewith, the Subadviser shall, prepare and file such reports where the Subadviser is required, in its capacity as a registered investment adviser, to do so by the Securities and Exchange Commission. The Manager shall provide Subadviser timely with copies of any updated Fund Documents or amendments thereto; provided that the Subadviser shall not be responsible for complying with an updated Fund Document or amendment thereto until the Subadviser has received notice thereof. Failure of the Subadviser to meet the investment objectives of the Portfolio will not constitute a breach of this Agreement. The investment restrictions for the Fund from time to time shall not be deemed to have been breached as a result of changes in the price or value of certain Fund assets brought about solely through movements in the market.

(iii)  Subject to the Fund Documents and any reasonable instructions or directions of the Manager or the Board of Directors of the Fund, the Subadviser shall determine the securities and futures contracts to be purchased or sold by such portion of the Portfolio, as applicable, and will place orders with or through such persons, brokers, dealers or futures commission merchants (including but not limited to Prudential Securities Incorporated or any broker or dealer affiliated with the Subadviser) to carry out the policy with respect to brokerage as set forth in the Fund’s Prospectus or as the Board of Directors may direct from time to time. In providing the Fund with investment supervision, it is recognized that the Subadviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Subadviser may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Subadviser’s other clients may be a party. It is understood that Prudential Securities Incorporated (or any broker or dealer affiliated with the Subadviser) may be used as principal broker for securities transactions, but that no formula has been adopted for allocation of the Fund’s investment transaction business. It is also understood that it is desirable for the Fund that the Subadviser have access to supplemental investment and market research and security and economic analysis provided by brokers or futures commission merchants who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Subadviser is authorized to place orders for the purchase and sale of securities and futures contracts for the Fund with such brokers or futures commission merchants, subject to review by the Fund’s Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers or futures commission merchants may be useful to the Subadviser in connection with the Subadviser’s services to other clients. The Fund shall be responsible for any brokerage commissions, fees and costs properly incurred under this Agreement.

On occasions when the Subadviser deems the purchase or sale of a security or futures contract to be in the best interest of the Fund as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients. The Manager recognizes that each individual aggregated transaction may operate to the advantage or disadvantage of the Manager and the Fund. When a Portfolio transaction has been aggregated, the Manager agrees that the relevant investment must be allocated to the Portfolio as required under the applicable rules from time to time.

(iv)  The Subadviser shall maintain all books and records with respect to the Portfolio transactions effected by it as required by the Investment Advisers Act of 1940, as amended. In addition, the subadviser shall maintain the following books and records with respect to the Portfolio: a record of each brokerage order; a record of all puts, calls, spreads, straddles, and other options in which the Fund has any or which the Fund has granted or guaranteed; a record of any contractual commitment to buy, sell, receive or deliver securities or other property; a record for each fiscal quarter, which shall be completed within 10 days at the end of such quarter, showing specifically the basis upon which the allocation of orders for the purchase and sale of portfolio securities to named brokers or dealers and the division of brokerage commissions or other compensation on such purchase or sale orders among named persons were made during such quarter; and a record in the form of an appropriate memorandum identifying the person or persons, committees, or groups authorizing the purchase and sale of portfolio securities. The Subadviser shall render to the Fund’s Board of Directors such periodic and special reports as the Directors may reasonably request. The Subadviser shall make reasonably available its employees and officers for consultation with any of the Directors or officers or employees of the Fund with respect to any matter discussed herein, including, without limitation, the valuation of the Fund’s securities.

(v)  The Subadviser or a Group Company shall provide the Fund’s Custodian on each business day with information relating to all transactions concerning the portion of the Portfolio’s assets it manages, and shall provide the Manager with such information upon request of the Manager.

(vi)  The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. Conversely, Subadviser and Manager understand and agree that if the Manager manages the Fund in a “manager-of-managers” style, the Manager will, among other things, (i) continually evaluate the performance of the Subadviser through quantitative and qualitative analysis and consultations with such Subadviser (ii) periodically make recommendations to the Fund’s Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated and (iii) periodically report to the Fund’s Board regarding the results of its evaluation and monitoring functions. Subadviser recognizes that its services may be terminated or modified pursuant to this process.

(vii)  Subject to the Fund’s prior approval, the Subadviser shall be entitled to sub-delegate, where necessary, the performance of any or all of the services hereunder to any member of a group companies controlled by Deutsche Bank AG (“Group Companies”). The Subadviser shall remain responsible for all services provided by the Group Companies.

(viii)  Group Companies are involved in many different commercial activities and the Subadviser acts for a wide range of clients, some of which may have similar objectives to those of the Manager. Subject always to the overriding principle of best execution and the Subadviser’s fiduciary obligation to the Fund, the Subadviser shall have discretion to effect, without prior reference to the Manager, transactions in which the Subadviser or a Group Company has directly or indirectly a material interest or a relationship of any description with another party which may involve a potential conflict with the Subadviser ‘s duty to the Manager, provided the Subadviser believes that the transaction is in the best interests of the Fund. Nothing in this Agreement shall prevent the Subadviser or a Group Company entering transactions with or for the Manager, including programme trades, acting as both market-maker and broker, principal or agent, dealing with other Group Companies and other clients, and generally effecting transactions as provided above, to which the Manager consents accordingly. Neither the Subadviser nor any Group Company shall be liable to account to the Manager for any profit, commission or remuneration made or received from or by reason of such transactions or any connected transactions. A statement giving examples of actual or potential material interests and conflicts which may arise will be made available by the Subadviser to the Manager on its request.

(ix)  Telephone conversations with the Manager may be recorded and monitored by the Subadviser.

(b)  The Subadviser shall authorize and permit any of its directors, officers and employees who may be elected as Directors or officers of the Fund to serve in the capacities in which they are elected. Services to be furnished by the Subadviser under this Agreement may be furnished through the medium of any of such directors, officers or employees.

(c)  The Subadviser shall keep the Fund’s books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Manager all information relating to the Subadviser’s services hereunder needed by the Manager to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act. The Subadviser agrees that all records which it maintains for the Fund are the property of the Fund, and the Subadviser will surrender promptly to the Fund any of such records upon the Fund’s request, provided, however, that the Subadviser may retain a copy of such records and, provided further, however, that copies of electronic records may be provided in accordance with Rule 31a-2 under the 1940 Act. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof. If the Subadviser has surrendered the original version of the records to the Manager and subsequently requires such original, the Manager will cooperate with the Subadviser in making such original available to the Subadviser.

(d)  In connection with its duties under this Agreement, the Subadviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, and the Investment Advisers Act of 1940, as amended.

(e)  The Subadviser shall furnish to the Manager copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of compliance procedures pursuant to paragraph 1(d) hereof as the Manager may reasonably request.

2.  The Manager shall continue to have responsibility for all services to be provided to the Fund pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser’s performance of its duties under this Agreement. The Manager shall provide (or cause the Fund’s custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the portion of the Fund managed by the Subadviser, cash requirements and cash available for investment in such portion of the Fund, and all other information as may be reasonably necessary for the Subadviser to perform its duties hereunder (including any excerpts of minutes of meetings of the Board of Directors of the Fund that affect the duties of the Subadviser).

3.  For the services provided and the expenses assumed pursuant to this Agreement, the Manager shall pay the Subadviser as full compensation therefor, a fee equal to the percentage of the Fund’s average daily net assets of the portion of the Fund managed by the Subadviser as described in the attached Schedule A.

4.  The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Fund or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence by the

Subadviser in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement.

5.  The Subadviser and any of its directors, officers or employees shall not in any event have any liability to the Manager to the extent that performance of its obligations is prevented or impeded as a consequence of any circumstances beyond its reasonable control, including (without limitation) nationalization, currency restrictions, acts of war, acts of God, breakdown or failure of transmission or communications or computer facilities, postal or other strikes or industrial action, Government action, or the failure or disruption of any stock exchange, clearing house, settlements system or market.

6.  The Manager and the Fund shall indemnify the Subadviser against all claims by third parties which may be made against it in connection with its services under this Agreement and all reasonable costs and expenses properly incurred by the Subadviser in connection with such claims, except to the extent that any claim is due to the negligence, wilful default or fraud of its employees. The Subadviser shall inform the Manager of any such claims in respect of which an indemnity is sought under this Agreement.

7.  No warranty is given by the Subadviser as to the performance or profitability of the Portfolio or any part of it.

8.  A statement describing clients’ rights to compensation in the event of the Subadviser’s inability to meet any of its liabilities is available on request.

9.  The Subadviser maintains procedures in accordance with the FSA’s Rules for the effective consideration and handling of customer complaints. Complaints will be considered promptly by a senior executive of the Subadviser who is not personally involved in the subject matter of the complaint.

10.  The Manager represents, warrants and agrees on a continuing basis the following:—

a.	it has the authority to enter into this Agreement, and that it has taken all steps necessary to appoint the Subadviser to perform the services envisaged in this Agreement;
b.	it is duly authorised and empowered to perform its duties and obligations hereunder and that the terms of this Agreement do not constitute a breach of any obligations by which the Manager is bound whether arising by contract, operation of law or otherwise;
c.	the assets comprising the Portfolio are and will remain free of all liens, encumbrances or security interests howsoever arising, constituted or described, unless the Subadviser is otherwise notified in writing by the Manager;
d.	as a condition of the provision of services by the Subadviser hereunder, it will produce to the Subadviser such documents as it may require as evidence of the Manager’s authority to enter into this Agreement, and will forthwith advise the Subadviser of any variation of or supplements to such documents; and
e.	it will notify the Subadviser promptly in there is any material change in any of the above information or to its circumstances generally, and will provide such other relevant information as the Subadviser may from time to time reasonably require in order to fulfill its legal, regulatory and contractual obligations. The Manager acknowledges that a failure to provide such information may adversely affect the quality of the services that the Subadviser may provide.

11.  The Subadviser will respect and protect the confidentiality of all information concerning the Portfolio and will not, without the Manager’s prior consent, disclose any such information to a third party (other than a Group Company) except: (i) in connection with its performance under this Agreement (which may include, without limitation, disclosure of the name of the Manager to any broker, dealer or market maker); or (ii) as required or permitted by law or competent authority; or (iii) on the Manager’s default either under this Agreement, whereupon the Subadviser may disclose to a third party the Manager’s names, addresses and such other information either as the Subadviser deems necessary or as any counterparty reasonably requires. The Subadviser may collect, use and disclose personal data about the Manager, or individuals associated with the Manager, so that the Subadviser can carry out its obligations to the Manager and for other related purposes, including monitoring and analysis of their business, crime prevention, legal and regulatory compliance. The Subadviser may also transfer such personal data to any country, including countries outside the European Economic Area, for any purpose set out above.

12.  This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Manager or the Subadviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the other party. This Agreement shall terminate upon its assignment as defined in the 1940 Act. Any notice or other communication required to be given pursuant to Section 12 of this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary; (2) to the Fund at Gateway Center Three, 4th Floor, 100 Mulberry Street, Newark, NJ 07102-4077, Attention: Secretary; or (3) to the Subadviser at One Appold Street London, England EC2A 2UU. The Manager shall provide the Subadviser with a full authorised signatory list (“Authorised Signatories”) and rules of people authorised to issue instructions, notices and other communications to the Subadviser on behalf of it; and the Subadviser may in good faith rely on any instruction, acknowledgement or notice which is reasonably believed to have been issued by an Authorised Signatory.

13.  Nothing in this Agreement shall limit or restrict the right of any of the Subadviser’s directors, officers or employees who may also be a Director, officer or employee of the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

14.  During the term of this Agreement, the Manager agrees to furnish the Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund or the public, which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. Sales literature may be furnished to the Subadviser hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery.

15.  Subject to section 12 of this Agreement, this Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

16.  This Agreement shall be governed by the laws of the State of New York.

17.  This Agreement supersedes all prior representations, proposals, or understandings (whether written or oral) made by any party relating to the subject matter of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PRUDENTIAL INVESTMENTS LLC

By:    /s/ Judy A. Rice

DEUTSCHE ASSET MANAGEMENT

INVESTMENT SERVICES LIMITED

BY:

BY:

Schedule A

The Prudential Series Fund, Inc.

SP Deutsche International Equity Portfolio

As compensation for services provided by Deutsche Asset Management Investment Services Limited (DeAMIS), Prudential Investments LLC (PI) will pay DeAMIS a fee equal, on an annualized basis, to the following:

0.55 of 1% for the first $500 million of the average daily net assets of the SP Deutsche International Equity Portfolio.

0.50 of 1% of the average daily net assets of the SP Deutsche International Equity Portfolio over $500 million.

Dated as of January 6, 2003.